Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED
ANNOUNCES EXECUTIVE MANAGEMENT APPOINTMENTS

Appoints John C. Wobensmith as President
Appoints Apostolos Zafolias as Chief Financial Officer and Joseph Adamo as Chief Accounting Officer

New York, New York, November 17, 2014 - Genco Shipping & Trading Limited (OTCBB: GSKNF) announced today that John C. Wobensmith, the Company’s Chief Financial Officer, has been appointed as President effective December 19, 2014. He will succeed Robert Gerald Buchanan, who will retire as of the same date. Mr. Buchanan has served as President of Genco since June 2005.

Peter C. Georgiopoulos, Chairman of the Board, commented, “John’s appointment as President represents the significant contributions he has made to Genco since joining the Company close to a decade ago as well as his deep knowledge of the drybulk industry. John has played a critical role in strengthening Genco’s prospects and I am confident that under his leadership the Company is poised to both further strengthen its standing in the drybulk industry and create long-term shareholder value. I would also like to thank Gerry for his years of service and dedication as President of Genco. We wish him the best in his upcoming retirement.”

Mr. Wobensmith has over twenty years of experience in the shipping industry and has served as Genco’s Chief Financial Officer since April 2005. Since 2010, he held the roles of President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading Limited, a subsidiary of the Company. Prior to joining Genco, he was Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. Mr. Wobensmith worked in the international maritime lending group of The First National Bank of Maryland from 1993 through 2000, serving as a Vice President from 1998. He has a bachelor’s degree in economics from St. Mary's College of Maryland and holds the Chartered Financial Analyst designation.

The Company also announced today that Apostolos Zafolias has been appointed as Chief Financial Officer and Joseph Adamo has been appointed as Chief Accounting Officer effective the same date as Mr. Wobensmith’s appointment as President.

Mr. Georgiopoulos added, “Apostolos has played an integral role in the execution of Genco’s finance strategy since joining the Company in 2005 and his appointment is well deserved. His knowledge of the Company and drybulk industry as well as his strong leadership abilities make him an ideal fit to succeed John as Chief Financial Officer. I would also like to congratulate Joe on being named Chief Accounting Officer. He has been an invaluable member of the finance team and has demonstrated an unrelenting commitment to ensuring that Genco maintains a high degree of integrity and transparency in its financial reporting.”

Mr. Zafolias joined the company in May 2005 and has served as Genco’s Executive Vice President of Finance since July 2013. Mr. Zafolias has approximately 10 years of experience in the shipping industry with a focus on mergers and acquisitions, commercial bank financing, debt and equity capital markets transactions and SEC reporting. Before being appointed Executive Vice President of Finance, Mr. Zafolias held various finance leadership positions at the Company. He holds a bachelor of science degree from Babson College.

Mr. Adamo joined the company in June 2005 and has served as Treasurer/Controller since April 2010. Prior to joining the Company, Mr. Adamo was a turnaround consultant providing restructuring advisory services to distressed companies and served as Chief Financial Officer for two private companies. Mr. Adamo started his career in public accounting working for PriceWaterhouse, currently PriceWaterhouseCoopers LLP. He has a bachelor’s degree in accounting from Pace University and is a licensed Certified Public Accountant.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of 13 drybulk vessels, consisting of four Capesize, four Supramax, and five Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.